EXHIBIT 99.11

Name:

Cord Blood America, Inc. CBAI.ob

Address: 9000 W. Sunset Boulevard, Suite 400, Los Angeles, CA 90069

Phone: 310.432.4090 Fax: 310.432.4098

Email: Matt Schissler, Chairman & CEO: mls@cordpartners.com

Corporate Communications: Laura Fitzpatrick, Vice President. lfitzpatrick@cordpartners.com

Company Overview:

Cord Blood America Inc (CBAI.ob) is the parent company of Cord Partners, Inc. (“the Company”), which cryogenically preserves umbilical cord blood stem cells and stores them privately for families. The Company has achieved rapid growth in its 2 years of operation, and expects to grow over 200% in each of 2005 and 2006, with revenues exceeding $3 million in 2005, and $10 million in 2006.

Cord Partners sells its service to expectant parents. Families elect to store stem cells from umbilical cord blood because such stem cells may be used to treat future illnesses in the donor child or other family members. At present umbilical cord stem cells can be used to treat approximately 75 diseases, including various leukemias and anemias, Tay Sach’s disease, and other immune system diseases.

In 2000, clinicians performed approximately 27,000 stem cell transplants in the U.S., most of them using bone marrow stem cells. Umbilical cord blood stem cells offer an emerging alternative to bone marrow transplantation.

Investment Highlights

Cord Blood America represents an exciting investment opportunity for several key reasons.

Large and Growing Market The market for private cord blood preservation has been estimated at $125 million in the U.S. in 2004, penetrating 3.5 % of the approximately 4 million annual births, up from roughly 1.9% in 2003. Based on industry estimates, the Company expects the market size to grow in excess of $1 billion per year, as market awareness increases and the applications of stem cell therapeutics broaden.

Marketing Leader Despite the complexity of the science supporting stem cell therapeutics, cord blood preservation is a consumer market. Families decide whether to store cord blood, and which company to select, based on the strength of providers’ marketing programs. Due to the management team’s deep experience in sales and marketing, Cord Partners excels in consumer marketing, while most of its competitors suffer from their legacy in medicine and science.

Price Inelastic Market Due to the emotional importance of the purchase, families are generally not sensitive to changes in the price of storing cord blood, as demonstrated in the market, resulting in regular price increases and preserving high gross margins as the market matures.

Aggressive Growth Strategy Cord Partners intends to become an industry leader through internal growth and acquisition. The Company plans to leverage its strength in consumer marketing through a network of distributors marketing to obstetricians across the U.S. This channel is in effect in three key markets, and will be deployed rapidly in other markets beginning in Q4 2005. In addition, Cord Partners plans to aggressively consolidate its market through acquisition.

Investment Highlights:

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Ticker: CBAI

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Exchange: OTCBB (Fully Reporting Audited Financials w/ SEC)

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Current Stock Price: $0.20 as of 6/21/05

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Shares Outstanding: 34,833,031 (5/31/05)

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Market Cap: $12.2M

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Average Daily Volume (100-day): 85,000

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Public Float: 4.5 million Approximately

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Cord Blood America, Inc. CBAI.ob. SEC filings may be viewed online at: http://www.sec.gov

For Broker/Dealer Use Only